UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 16, 2007

HECKMANN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33816	26-0287117
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75080 Frank Sinatra Dr.

Palm Desert, CA 92211

(Address of principal executive offices, zip code)

(760) 341-3606

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 16, 2007, Heckmann Corporation (the “Company”) consummated its initial public offering (the “IPO”) of 54,116,800 Units, including 4,116,800 units issued pursuant to the partial exercise of the underwriters’ over-allotment option. The underwriters have waived the remainder of their over-allotment option. Each unit (a “Unit”) consists of one share of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and one warrant (a “Warrant”) to purchase one share of Common Stock at $6.00 per share. The Units were sold at a price of $8.00 per Unit, generating gross proceeds to the Company of $432,934,400.

Also on November 16, 2007, the Company completed the sale of 7,000,000 Warrants (the “Sponsor Warrants”) at a purchase price of $1.00 per Sponsor Warrant generating gross proceeds to the Company of $7,000,000. Heckmann Acquisition, LLC, an entity owned by Richard J. Heckmann, Director and Chief Executive Officer of the Company, purchased 5,000,000 Sponsor Warrants. The Company’s other directors purchased an aggregate of 2,000,000 Sponsor Warrants.

Approximately $428.1 million of the proceeds from the IPO, including approximately $19.5 million of underwriters’ deferred discount and the sale of the Sponsor Warrants, were placed in a trust account maintained by American Stock Transfer & Trust Company, acting as trustee. These funds will not be released until the earlier of the Company’s completion of its initial business combination or the Company’s liquidation, although the Company may withdraw up to an aggregate of approximately $4.5 million of the interest income accumulated on the funds.

Audited financial statements as of November 16, 2007 reflecting the Company’s receipt of the IPO proceeds and the sale of the Sponsor Warrants have been issued by the Company and are included as Exhibit 99.1 to this Current Report on Form 8-K.

On November 16, 2007, the Company issued a press release, a copy of which is attached as Exhibit 99.2 to this Current Report on Form 8-K, announcing that commencing on November 20, 2007, separate trading of the Common Stock and Warrants included in the Units may begin.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed with this Form 8-K:

Exhibit No.	Description of Exhibits

99.1	Audited Financial Statements

99.2	Press Release, dated as of November 16, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HECKMANN CORPORATION

Date: November 16, 2007	By:	/s/ Richard J. Heckmann
	Name:	Richard J. Heckmann
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Audited Financial Statements

99.2	Press Release, dated as of November 16, 2007